Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Valassis Communications, Inc. for the registration of $540,000,000 of 8 1/4% Senior Notes due 2015 and to the incorporation by reference therein of our report dated December 1, 2006, with respect to the consolidated financial statements and schedule of ADVO, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut

June 28, 2007